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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of June 28, 1996, by and between CITADEL BROADCASTING COMPANY, a Nevada corporation ("Citadel"), CITADEL COMMUNICATIONS CORPORATION, a Nevada corporation ("Parent") and LAWRENCE R. WILSON, an individual ("Executive").

                                  WITNESSETH:

         WHEREAS, Citadel desires to retain the services of Executive, and Executive desires to be employed by Citadel, on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, Citadel, Parent and Executive, intending to be legally bound, hereby agree as follows:

         1. Employment. Citadel hereby employs Executive as Chief Executive Officer of Parent and Citadel, and Executive accepts such employment and agrees to perform services for Parent and Citadel subject always to such resolutions as are established from time to time by the respective Boards of Directors of Parent and Citadel (each, a "Board"), for the period and upon the other terms and conditions set forth in this Agreement.

         2. Term. The term of Executive's employment hereunder shall commence on the date hereof, and shall continue for a term of five (5) years (the "Initial Term"), unless terminated earlier pursuant to Section 5. After the expiration of the Initial Term, the term of Executive's employment pursuant to this Agreement shall automatically be renewed for successive one-year terms unless terminated (i) as of the end of such five-year term or any such one-year term by the Executive, or by the Company by written notice to the other (in the case of the Company, following Two-Thirds Board Action (as defined in Section 5.c. below) to terminate Executive's employment pursuant to this Agreement), or
(ii) otherwise pursuant to the terms hereof.

         3. Position and Duties.

                  a. Service with Citadel. During the term of Executive's employment pursuant to this Agreement, Executive shall be the President and Chief Executive Officer of Parent and Citadel, and the Chairman of each Board. Executive agrees to perform such executive employment duties as either Board shall assign to him from time to time and which are commensurate with his position as chief executive officer. Executive will devote his best efforts to his employment with Parent and Citadel and shall devote substantially all of his business time and attention to the performance of his duties under this Agreement.

                  b. No Conflicting Duties; Other Activities. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement,


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and that during the term of his employment pursuant to this Agreement, he will not (i) render or perform services, or enter into any contract to do so, for any natural person, corporation, partnership, joint venture, or other entity (a "Person") which are inconsistent with the provisions of this Agreement, or (ii) engage in any business or be employed by, act as a consultant to or act as a director of any Person, other than on behalf of Parent, Citadel or any of their subsidiaries. Except as provided in the preceding sentence, nothing in this Agreement shall prohibit Executive from having investment interests (including acting as a director of one or more non-broadcast companies) as long as those interests do not require Executive to spend substantial time or effort and do not interfere with Executive's performance of the duties assigned him pursuant to Section 3.a. of this Agreement and compliance with the final sentence of
Section 3.a. of this Agreement. Executive, however, shall not have any interest as a beneficial owner or creditor in any Person that owns, operates or manages radio or television properties other than beneficial ownership of five percent (5%) or less (by vote and value) of any class of equity or debt securities of one or more publicly held radio companies which are not affiliated with one another.

         4. Compensation.

                  a. Base Salary. As compensation for services to be rendered by Executive under this Agreement, during the term of Executive's employment pursuant to this Agreement (and thereafter, to the extent provided in this Agreement), Citadel shall pay to Executive a base annual salary of Three Hundred Twenty Five Thousand Dollars ($325,000) (the "Base Salary"), which shall be paid on a regular basis in accordance with Citadel's normal payroll procedures and policies. The amount of the Base Salary shall increase effective each January 1, beginning January 1, 1997, so that the new Base Salary will be 105% of Base Salary for the previous calendar year.

                  b. Performance Bonus. As additional compensation for Executive's services, with respect to each calendar year at the end of which Executive is employed by Parent and Citadel pursuant to this Agreement, Executive shall receive an annual performance bonus (the "Performance Bonus") calculated as a percentage of Executive's Base Salary in effect at the end of such calendar year, which percentage will depend on whether certain benchmarks relating to Citadel's annual performance are met, as follows:

                           i. For calendar year 1996, the benchmark shall be
Citadel's broadcast cash flow ("BCF"), which shall mean (A) Citadel's gross revenues from radio station operations (other than revenues from trade and barter transactions), less (B) radio station operating expenses (other than expenses from trade and barter transactions) of the radio stations owned or operated by Citadel or any subsidiary or for which Citadel or any subsidiary sells advertising time, excluding depreciation, amortization, interest, taxes and corporate overhead. Citadel and Executive have projected Citadel's BCF for calendar year 1996 to be $12,291,094. Payment of the Performance Bonus shall be made according to the following scale:

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
                  1996 BCF                                                               Bonus as a % of
                  --------                                                               Executive's Base
                                                                                              Salary
                                                                                              ------
Less than $11,676,539                                                                           -0-
$11,676,539 ( 95% of projected BCF) or more, but less than $12,291,094                         25.0%
$12,291,094 (100% of projected BCF) or more, but less than $12,905,649                         37.5%
$12,905,649 (105% of projected BCF) or more, but less than $13,520,203                         50.0%
$13,520,203 (110% of projected BCF) or more                                                    62.5%

                           ii. For each calendar year following 1996, the
benchmark shall be Citadel's operating cash flow ("OCF"), which shall mean Citadel's BCF minus Corporate Overhead (as defined below). Executive shall propose a budget of OCF for Parent and its subsidiaries prepared on a monthly basis for the succeeding calendar year at least 30 days prior to the close of each calendar year during the term of Executive's employment pursuant to this Agreement. The Performance Bonus for a calendar year after 1996 shall be calculated and paid based on Citadel's operating results as a percentage of the budgeted OCF reflected in the budget for such calendar year approved by the Parent's Board, as follows:

         Applicable Year's OCF                                                  Bonus as a Percentage of
         ---------------------                                                  Executive's Base Salary
                                                                                -----------------------
Less than 95% of budgeted OCF                                                              -0-
 95% or more of budgeted OCF but less than 100%                                           25.0%
100% or more of budgeted OCF but less than 105%                                           37.5%
105% or more of budgeted OCF but less than 110%                                           50.0%
110% or more of budgeted OCF                                                              62.5%

For purposes of this Section 4, "Corporate Overhead" means during any period, the aggregate of all compensation, rent, traveling, aircraft, entertainment and automobile expenses of personnel of Parent, Citadel and their subsidiaries and all other costs and expenses which are not allocable or are not incurred directly in the operation of any of the radio stations owned or operated by Parent, Citadel or their subsidiaries, or for which Parent, Citadel or a subsidiary sells advertising, but excluding (i) the management fees paid and all expense reimbursements made to ABRY Partners, Inc. pursuant to the Management and Consulting Services Agreement dated as of June 28, 1996 between Citadel and ABRY Partners, Inc., (ii) transaction-related legal and accounting expenses, (iii) fees and other charges paid to obtain financing, and (iv) any other items not customarily included in corporate overhead.

In any calendar year in which (x) Citadel, Parent or any subsidiary commences or ceases the ownership, operation or management of one or more radio stations (including commencing or ceasing selling advertising time therefor), or (y) any local marketing, joint sales or other arrangement pursuant to which Parent, Citadel or any subsidiary sells advertising time on any radio station commences or ceases, the benchmark for OCF or BCF for such calendar year shall be equitably adjusted by the Compensation Committee of the Parent's Board to take into account such commencement or cessation.

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Except to the extent expressly provided to the contrary in this Section 4
(e.g., the exclusion of trade revenues and expenses from BCF), the calculations provided for in this Section shall be made on a consolidated basis and in accordance with generally accepted accounting principles and shall reflect the results of the Parent's and its subsidiaries' operations set forth in Parent's audited consolidated financial statements for the calendar year in question.

                  c. Stock Options.

                           i. 1993 Performance Bonus Options. In October of
1993, the Board of Parent granted Executive annual performance stock options for the years 1993 to 1997 for the annual purchase of a certain number of shares of Parent's Class A Common Stock to be determined based the Performance Bonus received by Executive. The terms of this grant are documented in that certain Citadel Communications Corporation Nonqualified Stock Option Agreement of even date herewith.

                           ii. 1996 Equity Incentive Plan. Contemporaneous with
the execution of this Agreement, Parent will grant Executive an option to purchase up to 150,000 shares of Parent's Class A Common Stock at an exercise price of $17.17 per share. Such option shall be granted pursuant to Parent's 1996 Equity Incentive Plan (the "Plan") and Award Agreements setting forth the terms and conditions of this option, including without limitation vesting conditions and restrictions on transfer of such stock. A portion of such option shall be a "qualified" incentive stock option, and the balance of such option shall be a "non-qualified" stock option.

                           iii. 1994 Stock Options. Parent granted Executive an
option to purchase 28,568 shares of Parent's Class A Common Stock pursuant to that certain Citadel Communications Corporation Nonqualified Stock Option Agreement dated December 21, 1994. Such option fully vested on that date and must be exercised on or before December 21, 2004.

                  d. Participation in Benefit Plans. During the term of Executive's employment pursuant to this Agreement, Executive shall be included to the extent eligible thereunder in any and all plans of Citadel providing general benefits for Citadel's employees, including but not limited to insurance, 401(k) plan, vacation, sick days, and holidays. Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

                  e. Business Expenses. In accordance with Citadel's policies established from time to time, Citadel will pay or reimburse Executive for all reasonable and necessary out-of- pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers.

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         5. Termination.

                  a. Death of Executive. Executive's employment shall terminate immediately upon the death of Executive.

                  b. Disability. Executive's employment shall terminate upon Executive's becoming totally permanently disabled. For purposes of this Agreement, the term "totally permanently disabled" or "total permanent disability" means Executive's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement.

                  c. Termination for Cause. Parent may terminate Executive's employment at any time for "Cause" (as hereinafter defined) immediately upon the affirmative vote or written consent of not less than 66-2/3% of the members of the Board of Parent ("Two-Thirds Board Action"), followed by written notice to Executive. Such written notice shall set forth with reasonable specificity the basis for such termination. As used herein, the term "Cause" shall mean that Executive shall have (i) performed an act or failed to act, which if he were prosecuted and convicted for such act or failure to act, would constitute a crime or offense involving money or property of Parent, Citadel or any of their subsidiaries or would cause substantial harm to the standing or reputation of Parent, Citadel or any of their subsidiaries, (ii) engaged in fraudulent conduct with respect to the business of Parent, Citadel or any of their subsidiaries, (iii) been convicted of a felony involving dishonesty, fraud, theft or embezzlement, or (iv) used illegal drugs or other illegal substances.

                  d. Resignation. Executive's employment shall be terminated on the earlier of (i) the date that is three (3) months following the written submission of Executive's resignation to the Board of Parent and (ii) the date such resignation is accepted by the Board of Parent.

                  e. Sale of Company. Executive's employment shall terminate immediately and without further action on the part of any party upon (i) a liquidation or dissolution of the Parent, (ii) a sale, transfer or other disposition of all or substantially all of the assets of Citadel on a consolidated basis, or (iii) any transaction or series of transactions whereby any Person, excluding affiliates of the Company and Citadel and excluding ABRY Broadcast Partners II, L.P. or its affiliates, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Securities Exchange Act) directly or indirectly of securities of Parent or Citadel representing 50% or more of the combined voting power of Parent's or Citadel's then outstanding securities.

                  f. Termination Without Cause. Executive's employment shall terminate for any reason other than a reason set forth above in this Section 5, or for no reason, only upon Two-Thirds Board Action.

         6. Compensation Upon the Termination of Executive's Employment by Citadel.

                  a. In the event Executive's employment terminates pursuant to
Section 5.a, 5.b, 5.d. or 5.e, any of Executive, Executive's beneficiary or a beneficiary designated by Executive

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in writing to Citadel, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current monthly Base Salary through the end of the month in which termination occurs.

                  b. In the event that Executive's employment terminates pursuant to Section 5.c, then Executive shall be entitled to receive Executive's then current monthly Base Salary through the date his employment is terminated.

                  c. In the event that Executive's employment terminates pursuant to Section 5.f, Executive shall be entitled to receive Executive's then current monthly Base Salary through the end of the then-current term of this Agreement.

         Executive hereby waives any claim for severance compensation except as expressly set forth in this Section 6. All payments required to be made by Citadel to Executive pursuant to this Section 6 shall be paid in the manner and at the times specified in Section 4.a hereof.

         7. Covenants of Executive.

                  a. During any period described in Section 7.b. (the "Covenant Period"), Executive covenants and agrees that Executive will not, whether directly or indirectly, with or without compensation:

                           (1) engage in the business of radio or television
broadcasting in any radio or television broadcast market in which, as of the date Executive's employment pursuant to this Agreement terminates, Parent, Citadel or a subsidiary owned, operated or sold advertising for a radio property, or in which an acquisition of a radio station or the commencement of any such operating or advertising sales arrangement by Parent, Citadel or a subsidiary was pending pursuant to an executed agreement or executed letter of intent (the "Covenant Territory");

                           (2) be employed by, act as a consultant to, act as a
director of or own beneficially five percent (5%) or more of any class of equity or debt securities of any Person engaged in the business of radio or television broadcasting that operates any radio or television property in the Covenant Territory; provided, however, that Executive may be employed by, act as a consultant to, act as a director of or own beneficially five percent (5%) or more of any class of equity or debt securities of any such Person as long as Executive's new responsibilities do not include responsibility for or require any contact (and Executive does not have any contact) with any radio station in the Covenant Territory;

                           (3) solicit or do any business in the Covenant
Territory with respect to radio or television broadcasting with any customers of Parent, Citadel or a subsidiary who were customers of Parent, Citadel or a subsidiary as of the date Executive's employment pursuant to this Agreement terminates;


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                           (4) solicit himself or through his affiliates or any
other Person the employment or independent contracting with of any person who was an officer, employee or independent contractor of Parent, Citadel or a subsidiary as of the date of Executive's termination; or

                           (5) interfere with any significant consulting
arrangement of Parent, Citadel or any of their subsidiaries.

                  b. For purposes of Sections 7.a.(1) and 7.a.(2), "Covenant Period" means (i) the longer of one year and the duration of the then-current term of Executive's employment pursuant to this Agreement if such employment had not terminated, if Executive's employment terminated pursuant to Section 5.c. or 5.d., or 5.f, or (ii) one year following termination of Executive's employment pursuant to Section 2(i) as of the end of the Initial Term or any one-year term described in Section 2, if the Board of Parent, by the affirmative vote or written consent of a majority of the members of the Board of Citadel, authorizes Citadel to pay, and Citadel pays, Executive's Base Salary during such one-year period at the rate paid immediately prior to the termination of such employment. For purposes of Sections 7.a.(3), 7.a.(4) and 7.a.(5), "Covenant Period" means the longer of (a) one year following the termination of Executive's employment pursuant to any provision of this Agreement other than Section 5.e., or (b) the period, if any, for which Executive is entitled to receive Base Salary payments pursuant to Section 6 of this Agreement.

                  c. Except as expressly set forth below, Executive agrees, whether during his employment pursuant to this Agreement or thereafter, except as authorized or directed by Citadel in writing or pursuant to the normal exercise of his responsibilities hereunder, not to disclose to others, or use for his benefit or the benefit of any Person other than Parent, Citadel or any subsidiary, any information of or relating to the business, activities or facilities of Citadel which may come to his knowledge during his employment pursuant to this Agreement or thereafter if the use or disclosure of such information could damage Citadel, Parent or any subsidiary, unless;

                           (i) the information disclosed has become part of the
public domain by publication or otherwise through no fault of Executive;

                           (ii) the information disclosed has been previously
disclosed to the recipient by a third party and Executive reasonably believes such third party is in lawful possession of the knowledge or information and has the lawful right to make disclosure thereof; or

                           (iii) Executive is required to disclose such
information pursuant to applicable law or by a court of competent jurisdiction.

                  d. The parties understand and agree that the remedies at law for breach of the covenants in this Section 7 would be inadequate and that Citadel shall be entitled to injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If

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any of these covenants shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

                  e. Executive, Parent and Citadel acknowledge and mutually agree that (i) the covenants set forth in Section 7.a. and 7.c. are reasonable in all respects, (ii) the covenants contained herein have been made to induce Parent and Citadel to enter into this Agreement and (iii) Parent and Citadel would not have entered into this Agreement and certain of Parent's investors would not have invested in Parent but for the covenants of Executive contained herein.

         8. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

         9. Miscellaneous.

                  a. Key Man Insurance. Executive shall cooperate fully, including answering all questions and submitting to one or more physical examinations, requested by Citadel to assist Citadel in satisfying its obligations to obtain key man life insurance pursuant to a Securities Purchase and Exchange Agreement dated June 28, 1996 to which Citadel and the Company are party.

                  b. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of, of the State of Arizona.

                  c. Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  d. Withholding Taxes. Citadel may withhold from any amount payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  e. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto. Any amendment or modification of this agreement shall be signed by a duly authorized officer of each of Citadel and Parent other than Executive.

                  f. No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or

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estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  g. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  h. Counterparts. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of the executed counterparts shall be deemed an original hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

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                   [SIGNATURE PAGE FOR EMPLOYMENT AGREEMENT]

                                   CITADEL BROADCASTING COMPANY

                                   By  /s/ Donna L. Heffner
                                      -------------------------------------
                                      Its  Secretary
                                           --------------------------------

                                   "CITADEL"


                                 CITADEL COMMUNICATIONS COMPANY

                                   By  /s/ Donna L. Heffner
                                      -------------------------------------
                                      Its  Secretary
                                           --------------------------------
                                           "PARENT"


                                    /s/ Lawrence R. Wilson
                                   ----------------------------------------
                                   Lawrence R. WILSON

                                   "EXECUTIVE"

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